Exhibit 5.1

SILVERMAN SCLAR SHIN & BYRNE PLLC
381 Park Avenue South, Suite 1601
New York, New York 10016
Tel. No. 212-779-8600
Telecopy Number – (212) 779-8858

March 22, 2010

Board of Directors
Axion International Holdings, Inc.
180 South Street
New Providence, New Jersey 07974

Re:      Registration Statement on Form S-1.

Gentlemen:

We are acting as counsel to Axion International Holdings, Inc., a Colorado corporation (the “Company”), in connection with the preparations of a registration statement on Form S-1, File No. 333-__________ (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”) of an aggregate of 1,542,500 shares of the Company’s Common Stock, without par value, consisting of: (i) 42,500 shares of Common Stock (the “Issued Shares”) issued to Lincoln Park Capital Fund, LLC  (“LPC”); and (ii) an aggregate of up to an additional 1,500,000 shares of Common Stock (the “Purchase Shares”) issuable to LPC pursuant to the terms of the Purchase Agreement between the Company and LPC dated February 23, 2010, as amended on March 19, 2010 (the “LPC Agreement”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

A.           We have assumed without verification the genuineness of all signatures on all documents, the authority of the parties executing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.

B.           In connection with all factual matters regarding the opinions set forth below, we have relied exclusively upon the certificates and other documents and information identified above. We have not verified any factual matters in connection with or apart from our review of such certificates and other documents, and, accordingly, we do not express any opinion or belief or make any representation as to matters that might have been disclosed by such verification.

C.           The opinions set forth herein are based on existing laws, ordinances, rules, regulations, and judicial and administrative decisions as they presently have been interpreted, and we can give no assurance that our opinions would not be different after any change in any of the foregoing occurring after the date hereof.

D.           We have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors of the Company that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

E.           We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.

F.
We do not express any opinion as to matters arising under the laws of any jurisdiction other than United States federal laws and the Colorado Business Corporation Act. We are not members of the Bar of the State of Colorado and have not obtained any opinions of local counsel. Insofar as the opinions expressed herein relate to matters of United States federal laws or regulations or to matters of the Colorado Business Corporation Act, we have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to us.

Based on the foregoing, we are of the opinion that (i) the Purchase Shares have been duly authorized to be issued in accordance with the terms of the LPC Agreement and, when issued and paid for in accordance with the terms of the LPC Agreement, will be validly issued, fully paid and non-assessable; and (ii) the Issued Shares have been duly authorized, legally issued, and are fully paid and nonassessable.

This letter does not address any matters other than those expressly addressed herein. This letter is given for your sole benefit and use. No one else is entitled to rely hereupon. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date.

We hereby consent to your filing of this opinion as Exhibit 5.1 to the Registration Statement and to reference to our firm under the caption “Legal Matters” in the prospectus contained therein. By giving such consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Silverman Sclar Shin & Byrne PLLC

Silverman Sclar Shin & Byrne PLLC